Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

Cabela’s Inc. Reports Preliminary Fiscal 2007 Third Quarter Results

SIDNEY, Neb. (October 18, 2007) – Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, today announced preliminary financial results for its third fiscal quarter ended September 29, 2007.

For the third quarter of fiscal 2007, Cabela’s expects to report total revenue of approximately $547 million, which represents an 11.5% increase in total revenue compared to the third quarter of fiscal 2006, including a 4.2% increase in the Company’s direct business and a 4.6% increase in same store sales.  During the third quarter, the Company initiated a new advertising strategy at its retail locations to capture additional market share.  This advertising strategy, combined with an increase in the proportion of hard good sales to total sales and softer apparel sales, impacted the Company’s gross margin for the quarter.  Additionally, two of the stores opened in 2006 did not meet the Company’s sales expectations for the third quarter.  As a result, the Company expects diluted earnings per share to be between $0.18 and $0.20 for the third quarter.

“While we were pleased with our top-line performance, and in particular our 4.6% same stores sales increase, our bottom line was impacted by gross margin pressure due to additional promotions in the quarter,” said Dennis Highby, Cabela’s President and Chief Executive Officer.  “We believe we have put changes in place which will help reduce margin pressure in the fourth quarter.  We now expect diluted earnings per share to increase at a high single digit growth rate for fiscal 2007 versus our previous guidance of mid-teens.”

“We continue to be encouraged about our future prospects and remain committed to achieving our long-term growth objectives,” Highby said.

The Company is scheduled to release final third quarter fiscal 2007 financial results after the market closes on November 1, 2007.  A conference call to discuss the results will be held at 4:30 p.m. ET that same afternoon.  The call will be hosted by Dennis Highby, President and Chief Executive Officer; Ralph Castner, Vice President and Chief Financial Officer; Mike Callahan, Senior Vice President of Retail Operations; and Pat Snyder, Senior Vice President of Merchandising and Marketing.

The conference call will be webcast and can be accessed via the Investor Relations section of the Company’s website at www.cabelas.com.  Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software.  A replay of the webcast will be archived on the Company’s website.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the world’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®.  Through Cabela’s well-established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical or current fact are "forward-looking statements" that are based on the Company’s beliefs, assumptions and expectations of future events, taking into account the information currently available to the Company.  Such forward-looking statements include, but are not limited to, the Company’s statements regarding expected total revenue, direct business revenue, same store sales and diluted earnings per share for its third fiscal quarter and its expectation that diluted earnings per share will increase at a high single digit growth rate for fiscal 2007.  Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that the Company expresses or implies in any forward-looking statements.  These risks and uncertainties include, but are not limited to:  the ability to negotiate favorable purchase, lease and/or economic development arrangements for new destination retail store locations; expansion into new markets; market saturation due to new destination retail store openings; the acceleration of new destination retail store openings; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support the Company’s growth initiatives; increasing competition in the outdoor segment of the sporting goods industry; the cost of the Company’s products; supply and delivery shortages or interruptions caused by system changes or other factors; adverse weather conditions; unseasonal weather conditions which impact the demand for the Company’s products; fluctuations in operating results; adverse economic conditions causing a decline in discretionary consumer spending; the cost of fuel increasing; delays in road construction and/or traffic planning around the Company’s new destination retail stores; road construction around the Company’s existing destination retail stores; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; increased government regulation; inadequate protection of the Company’s intellectual property; decreased interchange fees received by the Company’s financial services business as a result of credit card industry litigation; other factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in the Company’s filings with the SEC (including the information set forth in the “Risk Factors” section of the Company's Form 10-K for the fiscal year ended December 30, 2006, and Form 10-Q for the fiscal quarter ended March 31, 2007), which filings are available at the Company’s website at www.cabelas.com and the SEC’s website at www.sec.gov.  Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements.  The Company’s forward-looking statements speak only as of the date they are made.  Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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